EXHIBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT: Danielle M. DiPirro Corporate Communications Specialist (301) 944-1877 ddipirro@genvec.com

GENVEC REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

GAITHERSBURG, MD – May 7, 2009 – GenVec, Inc. (Nasdaq:GNVC) today announced its financial results for the first quarter ended March 31, 2009.

GenVec reported a net loss of $5.7 million ($0.06 per share) compared to a net loss of $6.3 million ($0.08 per share) in the comparable quarter of 2008.

Revenue for the first quarter increased 2% to $3.8 million from $3.7 million in the same period last year primarily due to increases associated with our grant programs and our HIV program.  Higher revenues under our grant programs result, in part, from work performed under our HSV-2 and RSV grants in the three month period ended March 31, 2009 that had not begun in the comparable prior year period. In addition, higher revenues are a result of an increased effort in our hearing loss and balance disorders program in the first quarter of 2009 compared to the same period in 2008. Higher revenues associated with our HIV program are due to increased efforts associated with the development of an alternate adenovirus serotype as a vector. Partially offsetting these increases is a decrease in revenue under our malaria program.

Operating expenses for the first quarter of 2009 decreased 9% to $9.2 million from $10.1 million for the same period last year, primarily due to: lower personnel costs; reduced patient, site, and lab costs related to our TNFerade program; reduced materials costs related to our funded programs and, to a lesser extent, our TNFerade program; and reduced general lab materials and supplies. In addition, we had lower seminar and conference costs, travel costs, professional costs, and depreciation costs. These decreases are partially offset by increased costs related to the manufacturing costs of our TNFerade program and our foot-and-mouth disease (FMD) program.  Also partially offsetting the decreases are higher insurance and facility costs in the period.

GenVec ended the first quarter of 2009 with $12.0 million in cash and investments.

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EDT on Friday, May 8, 2009 to discuss the Company’s first quarter results. To listen to the live conference call, please dial 888-679-8033 (U.S. or Canada) or 617-213-4846 (international) and use access code 77642733. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=PAQTA3XK9. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 12:00 p.m. on May 8, 2009 through May 15, 2009. To listen to the audio replay, dial 888-286-8010 (U.S. or Canada) or 617-801-6888 (international) and use access code 86844565.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. TNFerade has also been and is currently being evaluated for its potential use in the treatment of several other cancers, including esophageal cancer, rectal cancer, and head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

 (Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)

Revenue	$3,795	$3,729

Operating expenses:
Research and development	7,289	7,693
General and administrative	1,930	2,440
Total operating expenses	9,219	10,133

Loss from operations	(5,424)	(6,404)
Interest income	27	261
Interest expense, net of change in fair value of Kingsbridge warrants	(13)	(121)
Other	(271)	4
Net loss	$(5,681)	$(6,260)

Basic and diluted net loss per share	$(0.06)	$(0.08)

Shares used in computing basic and diluted net loss per share	88,600	75,401

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	March 31, 2009	December 31, 2008
	(Unaudited)

Cash and investments	$12,024	$17,357
Working capital	6,782	11,728
Total assets	15,729	22,767
Stockholders’ equity	7,962	13,091

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